Exhibit 10.1

EMPLOYEE AGREEMENT	13 May 2016

THIS AGREEMENT ("Agreement") is made and entered into effective the 13th day of May, 2016, (the “Start Date”), by and between BIOANALYTICAL SYSTEMS, INC. a corporation organized under the laws of the State of Indiana (“BASi” or the “Company”), and Jill C. Blumhoff, an individual residing in the State of Indiana ("Employee").

Preliminary Statements:

A. BASi is engaged in the business of providing contract research services and manufacturing and distributing scientific instruments (the “Business”).

B. Employee is experienced in the Business, and is familiar with the management and operations of the Company.

C. The Company wishes to employ Employee on the terms and conditions contained herein and Employee views entry into this employment as a mutually beneficial long-term investment by both the Company and by the Employee as a major career commitment.

In consideration of the premises and mutual covenants and agreements contained herein, the parties hereby agree as follows:

ARTICLE 1

Term, Compensation, and Benefits

Section 1.1. Term The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Company, on the terms and conditions set forth in this Agreement until April 30, 2018 (the “Initial Term”). The Initial Term shall be extended for successive one year periods (the "Additional Terms," and together with the Initial Term, the "Employment Period"), except that if either Employee or the Company gives the other party written notice at least ninety days (90) before the end of the Initial Term or any Additional Term, as the case may be, then this Agreement shall expire at the end of its then current term.

Section 1.2 Compensation and Benefits

Section 1.2.1 Salary: BASi will pay the Employee a base salary at a rate of not less than $12,500 per month from the Start Date until adjusted by the Compensation Committee of the Board of Directors of the Company (the “Board”). Salary shall be paid in equal bi-weekly installments in arrears. All amounts to be paid hereunder shall be paid in accordance with normal payroll procedures of the Company and shall be subject to all required withholdings and deductions.

Section 1.2.2. Stock Options: On the Start Date, the Employee shall receive a grant of options to purchase 10,000 BASi shares under the Company's 2008 Director and Employee Stock Option Plan (the “Option Plan”), on the terms and conditions of an option agreement to be entered into by the Employee and the Company. The Employee will be eligible to receive additional option grants and other equity awards from time to time during the Employment Period as determined by the Board or any committee thereof. The exact number, strike price, vesting schedule and other terms of any such options or equity awards will be set forth in appropriate agreements between the Company and Employee as required by the Option Plan or any additional or successor plan hereafter adopted by the Company.

Section 1.2.3.  As Chief Financial Officer and Vice President of Finance, the Employee will be eligible to participate in the Annual Incentive Bonus Compensation Program. The Employee will also be eligible for bonus grants under any other bonus plans adopted by the Company at the discretion of the Compensation Committee of the Board.

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Section 1.2.4 Vacation Policy: Employee will be subject to the Company's vacation policy as outlined in the Company's Employee Handbook, provided however, the Employee shall take absences at such time as shall be approved by the Company's Chief Executive Officer.

Section 1.2.6 Other Benefits: During the Employment Period, the Employee shall be entitled to participate in all employee benefit plans which are generally made available to employees of the Company, subject to the eligibility, qualification, waiting period and other terms and conditions of such plans as they shall be in effect from time to time unless listed herein as exceptions from those terms and conditions.

ARTICLE 2

Duties

Section 2.1. Duties. During the Employment Period the Employee will serve as Chief Financial Officer and Vice President of Finance of the Company. In her role as Chief Financial Officer and Vice President of Finance the Employee will be the ranking financial officer of the Company. The Employee will lead the financial services and Information Technology staff and, subject to supervision by the Chief Executive Officer and the Board, be the ultimate financial contact with clients, auditors and banks and own responsibility for assisting the Senior Management Team on all strategic and tactical matters as related to budget management, cost benefit analysis, forecasting needs, securing appropriate funding, and positioning the Company for growth. In addition, the Employee is responsible for strengthening existing collaborations, building new partnerships, and executing programs and initiatives to support BASi's mission statement.

Section 2.2. Other Duties. The Employee shall serve the Company by performing such other services as the Company may reasonably require to conduct the Company’s business. The Company shall also have the absolute right and power to direct and control the Employee in carrying out duties assigned by the Company, including, but not limited to, the right (1) to review, modify and cancel all work performed, and (2) to assign specific duties to be performed, including the general means and manner by which such duties shall be performed. Notwithstanding any other provisions of this Agreement, the Company shall not impose employment duties or constraints of any kind upon the Employee which would require the Employee to violate any ordinance, regulation, statute or other law. The Employee shall devote her full working time, attention and energy to the performance of the duties imposed hereunder. The Employee shall conform to such hours of work as may from time to time reasonably be required of her and shall not be entitled to receive any additional remuneration for work outside her normal hours. The Employee will not be held financially, legally, or otherwise liable for any practice or action or decision made by BASi, or its predecessors or successors prior to the Start Date.

Section 2.3 Officer Indemnification. Employee shall be entitled to indemnification as provided for the Company's directors and officers in its articles of incorporation and bylaws, as amended from time to time.

Confidentiality and Other Matters

Section 3.1. Confidentiality Agreement. The Employee, prior to and during the term of employment under this Agreement, has had and will have access to and has become or will become familiar with information, whether or not originated by the Employee, which is used in or related to the Business or the business of BASi or certain subsidiaries or affiliates of BASi and is (a) proprietary to, about, or created by the Company its subsidiaries or its affiliates; (b) designated as confidential by the Company, its subsidiaries or its affiliates; or (c) not generally known to or ascertainable by proper means by the public ("Confidential Information").

Further, the Employee has had and will have access to items proprietary to the Company, its subsidiaries or its affiliates ("Proprietary Items"). "Proprietary Items" shall mean all legally-recognized rights which result from or are derived from the Employee's work product or the work product of others made for the Company, its subsidiaries or its affiliates, including all past, present and future work product made for the Company, its subsidiaries or its affiliates, or with knowledge, use or incorporation of Confidential Information, including, but not limited to works of authorship, developments, inventions, innovations, designs, discoveries, improvements, trade secrets, trademarks, applications, techniques, know-how and ideas, whether or not patentable or copyrightable, conceived or made or developed by the Employee (solely or in cooperation with others) or others during the term of this Agreement or prior to or during her tenure with the Company, or which are reasonably related to the Business or the business of BASi or certain subsidiaries or affiliates of BASi or the actual or demonstrably anticipated research and development of the Company.

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The Employee agrees that any Confidential Information and Proprietary Items will be treated in full confidence and shall not be used, directly or indirectly, by her nor shall the same be disclosed to any other firms, organizations, or persons outside of the Company's employees bound by similar agreement, during the term of this Agreement or at any time thereafter, except as required in the course of her employment with the Company. All Confidential Information and Proprietary Items, whether prepared by the Employee or otherwise, coming into her possession, shall remain the exclusive property of the Company and shall not be permanently removed from the premises of the Company under any circumstances whatsoever, without the prior written consent of the Company.

The Employee will not be obliged to keep information confidential to the extent that the information has ceased to be confidential and has entered the public domain otherwise than due to the Employee's acts. In addition, as provided by federal law (18 U.S.C. §1833), Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for her disclosure of a trade secret that is made by her: (a) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law or (b) in a complaint or other document filed by her in a lawsuit or other proceeding, on the condition that such filing is made under seal. The provisions of this Section 3.1 shall be in addition to, and shall not affect, the Employee's common law duty of fidelity to the Company.

Section 3.2. Disclosure and Assignment of Inventions. The parties foresee that the Employee may make inventions or create other intellectual property in the course of her duties hereunder and agree that in this respect the Employee has a special responsibility to further the interests of the Company and its affiliates. The Employee acknowledges and agrees that all such inventions and other intellectual property is and shall remain the exclusive property of the Company, whether or not prepared in whole or in part by the Employee and the Employee agrees to disclose to the Company all such items. Upon the termination of the Employee's employment with Company (regardless of the reason), or at any other time at the request of the Company, the Employee shall immediately deliver to the Company all such inventions and intellectual property, in the possession of the Employee.

Section 3.3. Non-Solicitation. The Employee agrees that during the Employee’s employment with the Company and for an additional period of the two (2) years immediately following termination of the Employee’s employment with the Company, the Employee shall not directly or indirectly, as an individual or as a director, officer, contractor, employee, consultant, partner, investor or in any other capacity with any corporation, partnership or other person or entity, other than the Company (an “Other Entity”), (i) contact or communicate with any then current material customer or client of the Company in the Business, or any person or entity with which the Company is then engaged in material discussions regarding that person or entity becoming a client or customer of the Company in the Business, for the purpose of inducing any such customer or client to move its account from the Company to another company in the Business; provided, however, that nothing in this sentence shall prevent the Employee from becoming employed by or providing consulting services to any such customer or client of the Company in the Business, or (ii) solicit any other employee of the Company for employment or a consulting or other services arrangement with an Other Entity.

The restrictions of this Section 3.3 shall not be deemed to prevent the Employee from owning not more than 5% of the issued and outstanding shares of any class of securities of an issuer whose securities are listed on a national securities exchange or registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended. In the event a court of competent jurisdiction determines that the foregoing restriction is unreasonable in terms of geographic scope or otherwise then the court is hereby authorized to reduce the scope of said restriction and enforce this Section 3.3 as so reduced. If any sentence, word or provision of this Section 3.3 shall be determined to be unenforceable, the same shall be severed herefrom and the remainder shall be enforced as if the unenforceable sentence, word or provision did not exist. Notwithstanding any provision of this Agreement to the contrary, the terms and conditions of this Section 3.3 shall survive for a period of two (2) years following termination of the Employee’s employment with the Company, at which time the terms and conditions of this Section 3.3 shall terminate.

Section 3.4. Code of Conduct. The Employee agrees to abide by all the conditions of the Company Code of Conduct and Ethics.

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ARTICLE 4

Termination of Employment

Section 4.1. Resignation by the Employee. The Employee may resign from her employment with the Company at any time providing written notice to the Company of resignation at least ninety days (90) prior to the effective date of the resignation (the “Resignation Date”). Employee may resign at any time for “ good reason” due to (a) a material breach of this Agreement by the Company and the Company has not rectified such breach within thirty (30 days after the Employee has given the Company written notice of such breach, or (b) the assignment to the Employee of duties materially inconsistent with this Agreement other than in accordance with the terms of this Agreement, and the Company has not rectified such assignment within thirty days (30) after the Employee has given the Company written notice of such assignment.

A termination by the Employee for “good reason” shall entitle the Employee to the same compensation and benefits as if the Employee had been terminated by the Company without cause. Upon any resignation by the Employee, the Employee shall use reasonable best efforts to assist the Company in good faith to effect a smooth transition. If the Employee voluntarily resigns her position without “good reason” prior to the termination of this contract, the compensation terms of this agreement are null and void. Notwithstanding the foregoing, following a termination for “Good Reason” after a “Change in Control”, each as defined in that certain Key Employee Agreement, dated November 9, 2015, by and between the Employee and the Company (the “Key Employee Agreement”), the terms and conditions of the Key Employee Agreement shall apply and no compensation shall be due hereunder.

Section 4.2. Termination by the Company without Cause. At any time, the Company may, in its sole and absolute discretion, terminate the Employee's employment with the Company (the actual date of termination being referred to as the "Termination Date") without cause, by providing written notice thereof to the Employee ("Termination Notice") at least ten days (10) prior to the Termination Date. In the event of termination of the Employee's employment pursuant to this Section, the Company shall continue to pay to the Employee the Employee’s then current annual salary, in no cases less than $12,500 per month, throughout such ten-day (10) notice period and shall pay the Employee as compensation for loss of office (a) six (6) months base salary at the Employee’s then current salary in equal bi-weekly installments over the six (6) month period following the Termination Date (provided however, that if payments under the Employee's Key Employee Agreement are triggered based on such termination, no such payments will be due hereunder) , (b) a pro-rated portion of the annual bonus the Employee was eligible for, if any, for the completed portion of any fiscal year in which the Termination Date occurs (payable whether or not compensation is due under the Key Employee Agreement for such termination, and based on the relevant portion of the bonus that would have been earned, if any, had the Employee remained employed through the fiscal year and payable at the time payable were the Employee to have remained employed) and (c) all vacation accrued as of the Termination Date calculated in accordance with Section 1.2.4. Upon receipt by the Employee of a Termination Notice pursuant to this Section 4.2, (a) the Employee shall assist the Company in good faith to effect a smooth transition, and (b) the Company may request the Employee to vacate the premises owned by the Company and used in connection with the Business within a reasonable time, provided that the obligation of the Company to make payments to the Employee pursuant to this Section 4.2 and the other provisions of this Agreement shall not be affected. Amounts payable pursuant to clauses (a) and (b) of this Section 4.2 shall be payable only following the delivery to the Company by the Employee of a duly executed release, in form and substance acceptable to the Company, of all claims the Employee may have against the Company, which release is no longer subject to revocation.

Section 4.3. Termination by the Company With Cause. This Agreement shall be deemed to be terminated with cause and the employment relationship between the Employee and the Company shall be deemed severed upon written notice to the Employee by the Company after the occurrence of any of the following:

a)	a conviction (or entry of a plea of nolo contendre thereof) for a felony or conviction (or entry of a plea of nolo contendre thereof) for any crime or offense lesser than a felony involving misappropriation of the property of the Company, an Affiliated Employer (as defined in the Key Employee Agreement) or a related entity, whether such conviction or plea occurs before or after termination of employment with the Employer (as defined in the Key Employee Agreement).

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EMPLOYEE AGREEMENT	13 May 2016

b)	engaging in conduct that has caused demonstrable and material injury to the Company or an Affiliated Employer (as defined in the Key Employee Agreement) or a related entity, monetary or otherwise.
c)	failure to follow the reasonable instructions of the Board, the Chief Executive Officer, or the Employee's immediate supervisor relating to the Employee's employment or the performance of the Employee's duties and responsibilities.
d)	dereliction or other misconduct in the performance of the Employee's duties for the Company or an Affiliated Employer (as defined in the Key Employee Agreement) and the failure to cure such situation within thirty (30) days after receiving written notice thereof from the Board or the Chief Executive Officer.
e)	the intentional disclosure or use of Confidential Information (as defined in the Key Employee Agreement) to a party unrelated to the Company or an Affiliated Employer (as defined in the Key Employee Agreement) other than as determined in good faith by the Employee to be not contrary to the interests of the Company or believed by the Employee to be required by law.

This Agreement and the Employee's employment with the Company shall terminate upon the death or Disability of the Employee. For purposes of this Agreement, "Disability" means a disability as determined for purposes of the current group disability insurance policy of the Company or an Affiliated Employer in effect for the Employee which qualifies the Employee for long-term disability insurance payments in accordance with such policy, or if there is no such policy, then means that a current sickness or injury causes physical or mental impairment to such a degree that you are: (1) not able to perform, on a full-time basis, the major duties of your own occupation and (2) not able to perform, on a full-time basis, the major duties of any gainful work. .

If the Employee's employment is terminated by the Company for cause pursuant to this Section 4.3 or is terminated due to death or Disability, the Company shall pay to the Employee any unpaid base salary for the period ending on the termination date, plus the amount of any accrued vacation as of the Termination Date.

Section 4.4. Continuation of Health Insurance Benefits. If the Employee is terminated by the Company without cause, or terminated her employment with the Company for “good reason”, and provided that the Employee elects continuation of health coverage pursuant to Section 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”), the Company shall reimburse the Employee an amount equal to her monthly COBRA premiums for a period of six (6) months after termination; provided further, such payments will cease upon the Employee’s becoming entitled to other health insurance.

ARTICLE 5

Miscellaneous

Section 5.1. Relationship between the Parties. The relationship between the Company and the Employee shall be that of an employer and an employee, and nothing contained herein shall be construed or deemed to give the Employee any interest in any of the assets of the Company.

Section 5.2. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and delivered personally or sent by certified mail, addressed to the party entitled to receive said notice, at the following addresses:

If to Company:	Bioanalytical Systems Inc.
2701 Kent Avenue
West Lafayette, IN 47906

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EMPLOYEE AGREEMENT	13 May 2016

If to Employee:	Jill C. Blumhoff
2701 Kent Avenue
West Lafayette, IN 47906

or at such other address as may be specified from time to time in notices given in accordance with the provisions of this Section 5.2.

Section 5.3 Enforceability. Both the Company and the Employee stipulate and agree that if any portion, paragraph sentence, term or provision of this Agreement shall to any extent be declared illegal, invalid or unenforceable by a duly authorized court of competent jurisdiction, then, (a) the remainder of this Agreement or the application of such portion, paragraph, sentence, term or provision in circumstances other than those as to which it is so declared illegal, invalid or unenforceable, shall not be affected thereby, (b) this Agreement shall be construed in all respects as if the illegal, invalid or unenforceable matter had been omitted and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law and (c) the illegal, invalid or unenforceable portion, paragraph, sentence, term or provision shall be replaced by a legal, valid and enforceable provision which most closely reflects the intention of the parties hereto as reflected herein.

Section 5.4. Nonwaiver. The failure of either party hereto to insist in any one or more instances upon performance of any of the provisions of this Agreement or to pursue its or his rights hereunder shall not be construed as a waiver of any such provisions or as the relinquishment of any such rights.

Section 5.5. Succession. This Agreement shall inure to the benefit of and be binding upon the parties hereto and upon their heirs, personal representatives, and successor entities. This Agreement may not be assigned by either party without prior written agreement of both parties.

Section 5.6. Governing Law. The laws of the United States and the State of Indiana shall govern the construction and enforceability of this Agreement.

Section 5.7. Entire Agreement. This Agreement and the Key Employee Agreement constitute the entire agreement between the parties as to the subject matter contained herein and all other agreements or understandings are hereby superseded and terminated.

Section 5.8. Collective Agreements. There are no collective agreements which directly affect the terms and conditions of the Employee's employment.

Section 5.9. Grievance and Disciplinary Procedures. If the Employee wishes to obtain redress of any grievance relating to her employment or if she is dissatisfied with any reprimand, suspension or other disciplinary steps taken by the Company, she shall apply in writing to the Chief Executive Officer of the Company, setting out the nature and details of any such grievance or dissatisfaction.

Section 5.10. Heading. The headings of the sections are inserted for convenience only and do not affect the interpretation or construction of the sections.

Section 5.11. Remedies. Employee acknowledges that a remedy at law for any breach or threatened breach of the provisions of Sections 3.1 through 3.3 of this Agreement would be inadequate and therefore agrees that the Company shall be entitled to injunctive relief, both preliminary and permanent, in addition to any other available rights and remedies in case of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available for any such breach or threatened breach. Employee further acknowledges and agrees that in the event of a breach by Employee of any provision of Sections 3.1 through 3.3 of this Agreement, the Company shall be entitled, in addition to all other remedies to which the Company may be entitled under this Agreement to recover from Employee its reasonable costs including attorney's fees if the Company is the prevailing party in an action by the Company. This Agreement is entered into by the Company for itself and in trust for each of its affiliates with the intention that each company will be entitled to enforce the terms of this Agreement directly against Employee.

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EMPLOYEE AGREEMENT	13 May 2016

IN WITNESS WHEREOF, the Company and the Employee have executed, or caused to be executed, this Agreement as of the day and year first written above.

“COMPANY”	EMPLOYEE

/s/ Jacqueline M. Lemke	/s/ Jill C. Blumhoff
Jacqueline M. Lemke	Jill C. Blumhoff
President and CEO, Bioanalytical Systems, Inc.

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